[LOGO] AQUARION



                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
                                 APRIL 29, 1998



To The Shareholders:

     The Annual Meeting of Shareholders of Aquarion Company (the "Company") will be held at 9:30 a.m., on Wednesday, April 29, 1998, at the William S. Warner Water Treatment Plant, 4975 Black Rock Turnpike, Fairfield, Connecticut, for the purposes set forth below. Tours of the Treatment Plant will be conducted for shareholders and guests immediately following the Annual Meeting. Directions to the Plant are on the back page of this notice.

     1. To elect three directors to Class I of the Board of Directors.

     2. To ratify the selection of Price Waterhouse as the Company's independent public accountants for the coming year.

     3. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 3, 1998, will be entitled to vote at the meeting.

                                 By Order of the Board of Directors

                                 LARRY L. BINGAMAN
                                 Secretary


--------------------------------------------------------------------------------

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, HOWEVER, PLEASE SIGN AND DATE THE PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING AND VOTE IN PERSON. IF YOU PLAN TO ATTEND, PLEASE CHECK THE BOX PROVIDED ON YOUR PROXY CARD.

-------------------------------------------------------------------------------

                                AQUARION COMPANY
                                835 MAIN STREET
                         BRIDGEPORT, CONNECTICUT  06604

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 29, 1998

     The enclosed Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on April 29, 1998, and any adjournment thereof.

     Holders of the Common Stock of the Company of record at the close of business on March 3, 1998, are entitled to notice of and to vote at the meeting. On the record date, there were 7,386,780 outstanding shares of Common Stock, which is the only class of capital stock of the Company entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held.

     A proxy may be revoked by a shareholder at any time before it is voted by mailing his or her revocation or a subsequent proxy to the Secretary of the Company at the above address or by filing a written revocation at the meeting with the Secretary of the Company. Each valid proxy will be voted at the meeting, and such vote will be cast in accordance with the shareholder's direction specified in the proxy.

     The cost of soliciting proxies, which will be borne by the Company, is
estimated to total $5,500.   In addition to solicitation by mail, directors,
officers and regular employees of the Company may solicit proxies personally or by telephone. Banks, brokerage houses and other custodians, nominees or fiduciaries who hold stock in their names will be requested to solicit proxies from the persons owning such stock. Chase Mellon Shareholder Services has been retained by the Company to assist in such solicitation.

     The Proxy Statement and Proxy are being mailed to shareholders beginning on April 2, 1998.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES AND BENEFICIAL OWNERSHIP

     The Board of Directors of the Company is divided into three classes. At the Annual Meeting, three directors will be elected to Class I for a three-year term. At the 1999 Annual Meeting of Shareholders, directors will be elected to Class II for a three-year term and at the Year 2000 Annual Meeting of Shareholders, directors will be elected to Class III for a three-year term. Information with respect to the three nominees proposed for election to Class I and information with respect to the six other directors is set forth below. All nominees have been nominated by the Board of Directors for election as directors. It is intended that the proxies will be voted for the three nominees hereinafter named, all of whom have indicated their willingness to serve if elected, unless otherwise indicated on any proxy. All nominees are presently directors of the Company Each nominee has held the principal occupation shown for the past five years unless otherwise indicated. Directors are elected by plurality vote. Abstentions and broker non-votes will not have the effect of votes in opposition to a director.

While it is not anticipated that any of the nominees will be unable to serve as a director, if that should occur, the proxies will be voted for such other person or persons as the present Board of Directors shall determine, or the Board of Directors may reduce the number of directors and the number of Class I directors to eliminate the vacancy.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS TO SERVE THREE-YEAR TERMS ENDING AT
                 THE YEAR 2001 ANNUAL MEETING OF SHAREHOLDERS

                           AGE                   PRINCIPAL OCCUPATION                   DIRECTOR
                                                                                         SINCE

GEOFFREY ETHERINGTON         69  Chairman and President of Etherington                      1976
                                 Industries, a group of six privately held industrial
                                 companies.

EDGAR G. HOTARD              54  Director, President and Chief Operating Officer            1995
                                 of Praxair, Inc., an industrial gases supplier and
                                 supplier of metal and ceramic coatings and
                                 powders.  Director of Iwatani Industrial Gases,
                                 Inc., Osaka, Japan and Dexter Corporation.

JACK E. MCGREGOR             63  Chairman of the Board  (1995-October 1996),                1987
                                 Partner, Bridgeport Waterfront Investors, LLC,
                                 and Of Counsel, Cohen & Wolf, P.C., a law firm,
                                 (since October 1995).  President  and Chief
                                 Executive Officer (1990-October 1995) of the
                                 Company.    Director of Bay State Gas
                                 Company and People's Bank.

CLASS II  DIRECTORS WHOSE THREE-YEAR TERMS END AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS

                           AGE   PRINCIPAL OCCUPATION                                   DIRECTOR
                                                                                        SINCE
JANET D. GREENWOOD           54  Partner(since 1994) and Director (since                    1988
                                 February 1998), Heidrick and Struggles, Inc., an
                                 executive  search firm; consultant 1992 to 1994.
                                 President Emeritus of the University of
                                 Bridgeport. Founding President of the Long
                                 Island Sound Foundation.

DONALD M. HALSTED, JR.       71  Independent businessman.  Director of Bancroft             1975
                                 Convertible Fund, Inc., and Ellsworth
                                 Convertible Growth and  Income Fund, Inc.

JOHN A. URQUHART             69  President, John A. Urquhart Associates, a                  1990
                                 management consulting firm.  Vice Chairman of
                                 Enron Corp.  Director of TECO Energy, Inc.,
                                 Enron Corp., Hubbell Incorporated and The
                                 Weir Group PLC.  Director of Catalytica, Inc.,
                                 and its subsidiary, Catalytic Combustion
                                 Systems, Inc.

    CLASS III DIRECTORS WHOSE THREE-YEAR TERMS END AT THE YEAR 2000 ANNUAL
                            MEETING OF SHAREHOLDERS

                           AGE                   PRINCIPAL OCCUPATION                   DIRECTOR
                                                                                         SINCE

GEORGE W. EDWARDS, JR.       58  Chairman of the Board (since October 1996) of              1988
                                 the Company.  Chairman of the Board of El
                                 Paso Electric Company (since February 1996).
                                 President and Chief Executive Officer (1991-
                                 May 1995) of Kansas City Southern Railway Co.
                                 Director of Hubbell Incorporated.

G. JACKSON RATCLIFFE         62  Chairman, President and Chief Executive                    1982
                                 Officer of  Hubbell Incorporated, a manufacturer
                                 of electrical/electronic components and
                                 systems.  Director of Praxair, Inc., and Olin
                                 Corporation.

RICHARD K. SCHMIDT           53  President and Chief Executive Officer (since               1995
                                 October 1995) and formerly Senior Vice
                                 President (1993-1995) of the Company.
                                 President (1992-1995) and Chief Executive
                                 Officer (1992-March 1997) of Industrial and
                                 Environmental Analysts, Inc., a former
                                 subsidiary of the Company.

                   STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

          The following table sets forth the number of shares of Common Stock of the Company beneficially owned, directly or indirectly, by each director, by each of the four most highly compensated executive officers, and by all directors and executive officers as a group, as of February 27, 1998:

       NAME OF INDIVIDUAL OR             SHARES BENEFICIALLY OWNED      PERCENT OF
     NUMBER OF PERSONS IN GROUP       DIRECTLY OR INDIRECTLY (1)(2)(3)  CLASS  (4)
==================================================================================
George W. Edwards, Jr.                             1,500.00                 *
--------------------------------------------------------------------------------
Geoffrey Etherington                               6,812.74                 *
--------------------------------------------------------------------------------
Janet  D. Greenwood                                  200.00                 *
--------------------------------------------------------------------------------
Donald M. Halsted, Jr.                             5,902.00                 *
--------------------------------------------------------------------------------
Edgar G. Hotard                                      513.53                 *
--------------------------------------------------------------------------------
Jack E. McGregor                                 130,421.23               1.7
--------------------------------------------------------------------------------
G. Jackson Ratcliffe                               4,341.89                 *
--------------------------------------------------------------------------------
Richard K. Schmidt                                82,907.51               1.1
--------------------------------------------------------------------------------
John A. Urquhart                                     500.00                 *
--------------------------------------------------------------------------------
Larry L. Bingaman                                 32,295.26                 *
--------------------------------------------------------------------------------
Janet M. Hansen                                   47,793.93                 *
--------------------------------------------------------------------------------
James S. McInerney                                62,567.64                 *
--------------------------------------------------------------------------------
Directors and Officers as a  group               375,755.73               4.9
==================================================================================

(1) Based on reports furnished by the directors and officers. The shares include, in some instances, shares held by the immediate families of directors and officers or entities controlled by directors and officers, the reporting of which is not to be construed as an admission of beneficial ownership. The number of shares includes options to purchase shares that may be acquired within 60 days through the exercise of stock options under the Company's stock option plan as follows: Jack E. McGregor, 123,500 shares; Richard K. Schmidt, 81,165 shares; Larry L. Bingaman, 31,248 shares; Janet M. Hansen, 44,251 shares; James S. McInerney, 60,751 shares; and, directors and executive officers as a group, 340,915 shares. See "Compensation of Directors and Executive Officers" below.

(2) Each of the directors and officers included in the foregoing table has sole voting and investment power as to the shares of Common Stock beneficially owned, directly or indirectly, by him or her, except for the following: (i) as to which such powers are shared, 1,047.26 shares with respect to Mr. Bingaman; 1,140.65 shares with respect to Mrs. Hansen; and 321.14 shares with respect to Mr. Schmidt; (ii) as to which such powers are held by other people or entities, 969.03 shares with respect to Mr. Etherington; 894 shares with respect to Mr. McGregor; 125 shares with respect to Mr. McInerney; and, (iii) as to which there are restrictions as to the disposition of shares, 334 shares with respect to Mr. McInerney.

(3) Does not include share units, each representing one share of Common Stock credited to and held under the Company's deferred compensation program for directors who are not employees of the Company, as discussed below under "Compensation of Directors." As of February 27, 1998, the following stock units have been credited under the deferred compensation program: Mr. Etherington, 22,676.63 units; Dr. Greenwood, 445.91 units; Mr. Hotard, 445.91units; Mr. McGregor, 47.10 units; Mr. Ratcliffe, 445.91 units; and, Mr. Urquhart, 445.91 units.

(4) Asterisk denotes percentage of beneficial stock ownership less than one percent of the outstanding Common Stock of the Company.


BOARD OF DIRECTORS MEETINGS

          The Board of Directors held six meetings during 1997. No director attended fewer than 80 percent of the Board meetings and meetings of those committees of which he or she was a member during 1997.


COMMITTEES OF THE BOARD

          The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, an Environmental and Public Affairs Committee, and a Finance Committee. All members of the Committees are non-employee directors. The Board does not have a standing Nominating Committee, as this function is handled by the full Board. Shareholders desiring to recommend directors should communicate with the Secretary of the Company.


AUDIT COMMITTEE

          The membership of the Audit Committee consisted of Messrs. Hotard, Etherington, Halsted and Dr. Greenwood. The Committee met three times during 1997, each time with representatives of Price Waterhouse, the Company's public accountants, present. The functions of the Audit Committee are to recommend the selection of auditors to the Company's Board of Directors; review the scope of the annual audit; consider specific problems and questions that may arise in the course of the audit; monitor the adequacy of accounting and auditing controls; and, report to the Board of Directors with respect to these matters.

COMPENSATION COMMITTEE

          The membership of the Compensation Committee consisted of Messrs. Ratcliffe, Edwards, Halsted and Urquhart. The Committee met four times in 1997. The functions of the Committee are to formulate executive compensation policy of the Company; to consult with management with respect thereto and to present recommendations relating thereto to the Board of Directors; to administer the Company's incentive compensation plans; to formulate Company management succession plans; and, to advise the Board of Directors on such matters as the composition of the Board of Directors and its Committees.


ENVIRONMENTAL AND PUBLIC AFFAIRS COMMITTEE

          The membership of the Environmental and Public Affairs Committee consisted of Dr. Greenwood, and Messrs. Edwards, Hotard, and McGregor. The Committee met twice in 1997. The functions of the Committee are to oversee the Company's policies, practices and procedures as to compliance with environmental laws and regulations; to assist management in formulating plans and programs to develop and enhance public understanding of the Company; to monitor compliance by the Company and its personnel with laws and regulations relating to lobbying and the political process; and, to oversee the Company's community relations programs and approving the Company's annual contributions budget.

FINANCE COMMITTEE

          The membership of the Finance Committee consisted of Messrs. Urquhart, Etherington, McGregor, and Ratcliffe. The Committee met two times during 1997. The functions of the Finance Committee are to administer the Trust Fund of the Company's retirement plans; to review and monitor the financial planning and financial structure of the Company; and, to render advice, counsel and assistance to the corporate financial officer in the execution of her responsibilities.

COMPENSATION OF DIRECTORS

          Each director who is not an employee of the Company receives an annual retainer of $15,000 plus $750 for each Board meeting and Committee meeting attended. Committee chairmen are paid an additional annual retainer of $3,000. Directors who are employed by the Company receive no additional compensation for their services as directors of the Company. Pursuant to a deferred compensation plan, any outside director may defer payment of his or her annual retainer and meeting fees in cash or stock units. Interest equivalents on payments deferred in the form of cash accrued quarterly (and on previously credited interest) at the then prevailing prime rate. Dividend equivalents are paid on the stock units and are converted into additional stock units. The deferred amounts plus interest will be paid to such a director beginning with the calendar year following the termination of his or her service as a director, in either a lump sum or in any number of equal installments as the director elects. Amounts credited to a director's stock unit account shall be paid in the form of one share of Common Stock for each stock unit.

          The Company has a directors' retirement plan related to service as a non-employee director. After five years of such service, a director earns an annual retirement benefit equal to 50 percent of the amount of the annual retainer (the "Annual Retainer"). The amount of the retirement benefit earned by a non-employee director increases for each year of service thereafter by an amount equal to ten percent of the Annual Retainer in effect upon the cessation of such director's service on the Board until the director has earned, after ten years of non-employee Board service, an annual retirement benefit equal to the full amount of the Annual Retainer. Effective July 1, 1997, the Board increased the annual retirement benefit from a maximum of $10,000 to a maximum of $15,000 for active directors who retire after the effective date. The Board may from time to time adjust the amount of the annual benefit currently paid to retired directors. An annual retirement benefit not to exceed $15,000, subject to Board adjustment, is also payable in the event of death or permanent and total disability after five years as a non-employee director or upon termination as a director in the event of a change in control of the Company. The benefit is payable for the lifetime of the director and thereafter to the director's designated beneficiary, to the extent that the director did not receive retirement benefits for a period at least equal to his or her years of credited service as a non-employee director. Except for death, disability or a change in control of the Company, retirement benefits under the plan do not become payable until age 65 or the later cessation of Board service. Such benefits are unfunded.

          Directors are covered under the Company's group health insurance plans as a supplement to such insurance as may be applicable to the directors from other sources other than Mr. Edwards whose primary coverage, effective February 1, 1997, is the Company's group health insurance plans. In 1997, group health insurance benefits provided to Dr. Greenwood and Messrs. Edwards, Etherington, Halsted, Jones, and Urquhart amounted to $3,113, $5,293, $52, $680, $130, and $1,390, respectively.

          Effective April 1, 1997, the Board approved an annual cash payment of $50,000 for Mr. Edwards, in his capacity as Chairman of the Board, concurrent with Mr. Warner's retirement as Vice Chairman.

                             EXECUTIVE COMPENSATION

     The following table presents the compensation provided by the Company to its Chief Executive Officer and the Company's three most highly compensated executive officers for services rendered to the Company in 1995, 1996 and 1997:



                           SUMMARY COMPENSATION TABLE


                                                                    LONG-TERM COMPENSATION
                                                             -----------------------------------
                                ANNUAL COMPENSATION                    AWARDS
                         ---------------------------------   --------------------------  -------
                                                             RESTRICTED                   ALL
                                                   OTHER       STOCK       SECURITIES    OTHER
                                                   ANNUAL      AWARDS      UNDERLYING    COMP.
                               SALARY     BONUS     COMP.       (1)       OPTIONS/SARS    (2)
                         YEAR    ($)      ($)        ($)        ($)           (#)         ($)
================================================================================================
R. K. Schmidt  (3)       1997  233,750   100,000                                40,000   14,377
 President and Chief
 Executive Officer       1996  215,000    77,400                                40,000   10,539

                         1995  196,516    19,200   121,058                      50,000    7,039
================================================================================================
J. S. McInerney  (4)     1997  182,500    63,825                                20,000    8,993
 President and CEO,
  BHC Company            1996  175,000    44,100                                20,000   10,215

                         1995  163,000    52,000                                20,000    9,161
================================================================================================
J. M. Hansen  (5)        1997  157,500    55,200                                20,000    8,910
 Executive Vice
 President, CFO and      1996  150,000    40,500                                20,000    8,555
 Treasurer
                         1995  137,500    40,100                                20,000    7,802
================================================================================================
L. L. Bingaman           1997  119,750    28,750                                 5,000    6,399
 Vice President,
 Corporate Relations     1996  117,000    21,240                                 5,000    6,179
 and Secretary
                         1995  113,000    20,300                                 5,000    6,323
================================================================================================

(1) The number and dollar value of shares of previously granted restricted stock held on December 31, 1997, based on a closing price of the Company's Common Stock on December 31, 1997, was: J. S. McInerney--334 shares ($11,544).

(2) The amounts shown for named officers represent the Company's contribution to The Employee Savings and Investment Plan accounts for such officers.

(3) Mr. Schmidt became President and Chief Executive Officer of the Company on October 1, 1995, having served previously as President and Chief Executive Officer of Industrial and Environmental Analysts, Inc. ("IEA"). The amount shown under Other Annual Compensation for 1995 represents Mr. Schmidt's relocation allowances, including reimbursement for taxes.

(4) Mr. McInerney became Chief Executive Officer of BHC Company (formerly "Bridgeport Hydraulic Company") on April 25, 1995, and President of BHC Company on April 23, 1991, having served previously as Chief Operating Officer and Executive Vice President.

(5) Mrs. Hansen became Executive Vice President on October 1, 1995, and Chief Financial Officer of the Company on April 28, 1992, having served previously as Senior Vice President, Chief Financial Officer and Treasurer of the Company.

STOCK OPTIONS

     The following table sets forth information with respect to all options granted to the named executive officers during 1997.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
                       -----------------------------------------------
                         NUMBER        % OF
                           OF         TOTAL
                       SECURITIES    OPTIONS
                       UNDERLYING   GRANTED TO   EXERCISE               GRANT DATE
                        OPTIONS     EMPLOYEES    OR BASE                 PRESENT
                        GRANTED       IN FY       PRICE     EXPIRATION    VALUE
        NAME              (#)         1996        ($/SH)       DATE       ($) (1)
----------------------------------------------------------------------------------
R. K. Schmidt (2)          40,000      29%        $30.875      12/2/07    $132,080
----------------------------------------------------------------------------------
J. S. McInerney (2)        20,000      15%        $30.875      12/2/07    $ 66,040
----------------------------------------------------------------------------------
J. M. Hansen (2)           20,000      15%        $30.875      12/2/07    $ 66,040
----------------------------------------------------------------------------------
L. L. Bingaman (2)          5,000       4%        $30.875      12/2/07    $ 16,510
==================================================================================

(1) The Black-Scholes option pricing model was used to estimate the options' grant date present value. Assumptions for options granted are as follows:
    17% volatility; risk free rate of return of 5.79% based on six-year U.S. Treasury securities; dividend yield of 6.49%, and an estimated period to exercise of 6 years.

(2) One-third of the stock options granted to the named executive become exercisable on each of the first three anniversaries of the grant date, but may be exercised earlier if there is a change in control of the Company as defined under "Employment Contracts and Termination and Change-in-Control Arrangements" below. The Company has not granted Stock Appreciation Rights.

     The following table sets forth the aggregated 1997 year-end options values. During 1997, 12,000 options were exercised by the named officer.


   AGGREGATED OPTION EXERCISES IN 1997 AND 1997 FISCAL YEAR-END OPTION VALUES


                    SHARES
                   ACQUIRED               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                      ON        VALUE    UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS AT
                   EXERCISE   REALIZED    OPTIONS AT FY-END (#)     FY-YEAR END ($) (1)
                   -------------------------------------------------------------------------
                                              EXERCISABLE/
      NAME                                   UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
--------------------------------------------------------------------------------------------
R. K. Schmidt             --         --       81,166/83,334            881,712/584,382

J. S. McInerney           --         --       73,250/40,000            751,225/271,666

J. M. Hansen              --         --       44,250/40,000            466,819/271,666

L. L. Bingaman        12,000     85,500       31,248/10,000             299,025/67,917
===========================================================================================

(1) Market value of underlying securities at year-end, minus the exercise or base price.

RETIREMENT PROGRAM

     Under the Company's qualified retirement plan (the "Pension Plan") and the Supplemental Benefit Plan (the "Supplemental Plan") for certain key executives, an eligible employee will receive a benefit at retirement that is based upon the employee's number of years of credited service and average pensionable compensation (salary in case of the Pension Plan and salary plus annual bonus in case of the Supplemental Plan, in each case as set forth in the Summary Compensation Table) during, in the case of the Pension Plan, the highest five consecutive years of the employee's final ten years of service. The benefits under the Supplemental Plan are not subject to the Internal Revenue Code provisions that limit benefits under the Pension Plan. For a single employee, the normal form of benefit is a straight life annuity option and for a married employee the normal form of benefit is the 50 percent joint and survivor annuity option. As of December 31, 1997, the years of credited service are 12 years (after giving effect to Mr. Schmidt's employment agreement described below) for Mr. Schmidt; for Mr. McInerney 27 years; Mrs. Hansen, 22 years; and Mr. Bingaman, 8 years. Pursuant to Mr. Schmidt's employment agreement dated July 1, 1997, described under the caption "Employment Contracts, Termination and Change-in-Control Arrangements," years of service considered eligible under the Supplemental Plan include his service with the former Aquarion Company subsidiary, Industrial & Environmental Analysts, Inc. ("IEA, Inc."), for eligibility, vesting and benefit purposes; in addition, Mr. Schmidt's employment agreement doubles his credited years of service for the purposes of the Supplemental Plan. The following table illustrates for representative average annual pensionable compensation and years of credited service the annual retirement benefit payable to employees under the Plans upon retirement in 1998 at age 65 based on the straight life annuity form of benefit.

                               PENSION PLAN TABLE


    FIVE-YEAR AVERAGE                 YEARS OF CREDITED SERVICE
 COMPENSATION RECOGNIZED   -----------------------------------------------
     UNDER THE PLAN          10        15        20        25        30
--------------------------------------------------------------------------

        $150,000           $25,219  $ 37,828  $ 50,437  $ 63,047  $ 75,656

        $210,000           $36,384  $ 54,576  $ 72,767  $ 90,959  $109,151

        $270,000           $47,549  $ 71,323  $ 95,097  $118,872  $142,646

        $330,000           $58,714  $ 88,071  $117,427  $146,784  $176,141

        $390,000           $69,879  $104,818  $139,757  $174,697  $209,636

        $450,000           $81,044  $121,566  $162,087  $202,609  $243,131
==========================================================================

EMPLOYMENT CONTRACTS, TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

     Messrs. Schmidt, McInerney, Bingaman and Mrs. Hansen each have an employment agreement with the Company. Mr. Schmidt's agreement, dated July 1, 1997, and the agreements with Messrs. McInerney, Bingaman and Mrs. Hansen, each have a term of two years and are extended monthly for an additional month unless either the Company or the employee elects otherwise, in which event the agreement would expire at the end of the then remaining two-year term. Each agreement provides for the payment of a minimum base salary which is subject to increase by the Board in accordance with the Company's customary compensation practice and for participation by the employee in the Company's benefit plans and programs. The annual base salaries, effective October 1, 1998, for Messrs. Schmidt, McInerney and Mrs. Hansen are $265,000, $200,000 and $175,000, respectively. The annual base salary for Mr. Bingaman, effective October 1, 1997, is $125,000.

     In the event of either a material lessening of the employee's responsibilities during the term of the agreement, or assignment or reassignment to another geographic area, or in the case of Messrs. McInerney, Bingaman and Mrs. Hansen, liquidation, dissolution, consolidation, acquisition or merger of the Company (except by a successor corporation of at least equal net worth which assumes the agreement) or a reduction in compensation and benefits, the agreement may be terminated and certain benefits would be provided to the employee. In the case of Mr. Schmidt, the agreement may be terminated and benefits provided if (i) any person or group acquires 20% of the Company's outstanding voting shares; (ii) less than a majority of the Company's Board of Directors are directors who were in office on the date of the agreement ("Incumbent Directors") or who were recommended or elected by a majority of Incumbent Directors otherwise than as a result of a proxy contest; (iii) consummation, with certain exceptions, of a reorganization, merger or consolidation or disposition of substantially all of the assets of the Company; or, (iv) approval by the shareholders of a liquidation or dissolution of the Company. Mr. Schmidt's benefits may be paid in either a lump sum or in installments but will be paid in a lump sum in the event of termination of the agreement as a result of any of the foregoing change in control events. The benefits provided under the respective agreements would essentially compensate the employee for the salary (subject, in Mr. Schmidt's case, to a limit of 2 times his annual salary, and as to Messrs. McInerney, Bingaman and Mrs. Hansen, to a limit of 1.5 times each person's annual salary), benefits, including the Company's share of contributions which would have been made on behalf of the employee to the Company's Employee Savings and Investment Plan (and the related Supplemental Benefit Plan) and pension rights he or she would have had for the remainder of the primary term of the agreement. In addition, Mr. Schmidt's contract provides for a lump sum cash payment equal to the average incentive award earned in accordance with the provisions of the Company's annual incentive plan over the two calendar years immediately preceding his termination. As stated under the captioned "Retirement Program," Mr. Schmidt's employment agreement recognizes his years of service with IEA, Inc. for eligibility, vesting and benefit purposes under the Supplemental Benefit Plan and doubles his credited services for purposes of this plan. At salary levels effective October 1, 1998, the maximum termination benefits relating to the salaries of Messrs. Schmidt, McInerney, and Mrs. Hansen would be $530,000, $300,000, and $262,500, respectively; Mr. Bingaman's maximum termination benefit relating to his salary at January 1, 1998 would be $187,500. Coverage under the Company's health and welfare benefit plans would be extended to these individuals for a period of 24 months after termination under the circumstances previously described.

     Unvested options would become exercisable in the event of a change in control of the Company. For this purpose, a change in control shall be deemed to have occurred in the following circumstances unless the event in question has been approved in advance by the continuing directors: (i) the acquisition by any person or group of 15 percent of the Company's outstanding shares; (ii) the purchase of the Company's outstanding shares under a tender offer or exchange offer; (iii) less than two-thirds of the Company's Board of Directors are continuing directors; or, (iv) approval of the shareholders of a merger, consolidation, liquidation or dissolution of the Company or the sale of its assets. Continuing directors shall mean members of the Board on the date the plan in question was adopted or who were recommended or elected to the Board by a majority of continuing directors.

                   BOARD OF DIRECTORS COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION


EXECUTIVE COMPENSATION PHILOSOPHY

     The objectives of Aquarion's executive compensation program are to link executive compensation with creation of customer and shareholder value, to attract and to retain qualified executives, and to produce strong financial performance for the benefit of our shareholders while providing a high level of service and value for our customers. In order to meet these objectives, the compensation program is designed to be competitive with compensation programs
provided by comparable businesses.   For the water utility business, the
comparison group consists of water and other utilities (the "utility comparison group") with comparable revenues as maintained in various databases, including the companies in the Edward Jones water utility group displayed on the performance graph. For the non-utility businesses, the comparison group consists of companies with comparable revenues and lines of business as maintained in various other databases (the "non-utility comparison group").


EXECUTIVE COMPENSATION PROGRAM

     Each year, the Compensation Committee, which is comprised entirely of outside directors, recommends to the Board of Directors compensation arrangements for officers, including the salary structure and salary grade assignments, individual salaries, annual and long-term incentive plan awards, performance standards for new awards, payouts from past awards, and the overall design of the executive compensation program.

     Aquarion's executive compensation program in 1997 consisted of three components: salary, annual incentive compensation and stock options.

     The primary comparison for CEO compensation is the utility comparison group of 12 investor-owned water utilities to which Aquarion compares its business performance. When performance standards are met, the total compensation for the CEO will position him above the median of this comparison group.

     Salary ranges are set by periodic comparison to rates of pay for comparable positions within the utility industry for corporate and utility positions and the non-utility industries for non-utility positions. Individual salaries are generally considered for adjustment based on external salary levels, individual performance and potential, and/or changes in duties and responsibilities. Based on salary data compiled by outside consultants, officer salaries approximate the median of the salaries reported for comparable positions.

     Annual incentive compensation opportunities are targeted such that at targeted performance levels, salary plus annual incentive awards for corporate and water utility positions will be at or near the 50th percentile of companies within the utility industry, and for non-utility positions, at or near the 50th percentile within non-utility industries. Annual objectives are established, subject to Compensation Committee approval, for corporate, operating company and individual performance. Customer service performance is a criterion for every executive with earnings per share being the criterion for corporate performance and pre-tax profit being the criterion for operating company performance. The Chief Executive Officer's targeted award is based on corporate performance and customer service, while other officers' targets are allocated among corporate, operating company and individual objectives and customer service as appropriate. Targeted award levels also vary according to magnitude of responsibility, with incentive compensation constituting a potentially greater portion of the Chief Executive Officer's total annual compensation than it does for other officers.

     The Company's performance in 1997 is largely attributable to impressive operating results at the utility and forest products subsidiaries, as well as the divestiture of the Company's environmental testing laboratory business, Industrial & Environmental Analysts, Inc. Net income from the Company's continuing operations was $15.0 million, or $2.10 per share, versus $13.8 million, or $2.00 per share in 1996. The financial achievements were coupled with a number of accomplishments in 1997. BHC Company was awarded the Connecticut Quality Improvement Award for operational and managerial excellence, as well as the Milan Bull Award from the State of Connecticut Department of Environmental Protection for the Company's commitment to the environment. In addition, the William S. Warner Treatment Facility, a state-of-the-art water filtration facility, was commissioned mid-year ahead of schedule and 6.5% under budget.

     Award opportunities under the stock option plan are targeted between 50th and 75th percentile utility industry levels for the corporate and utility positions and at the 50th percentile of general industry levels for non-utility positions (which levels are reflected in databases maintained by the Company's compensation consultants). The use of stock options is intended to encourage stock ownership by management and to further assure alignment of management's compensation with shareholder return. Option awards are determined each year based on the expected present value of long-term incentives, and are made independent of an executive's balance of unexercised options.

     In December 1993, the Internal Revenue Service adopted a regulation, applicable to publicly held corporations, which denies federal income tax deductions for compensation in excess of $1 million paid in a taxable year to any of its named executive officers. The Company does not anticipate that any of its executives will exceed this limit on deductible compensation.


CEO COMPENSATION - 1997

     Based on the advice of professional consultants independently employed by the Committee and coupled with its members' individual business judgments, the Compensation Committee reviewed and approved the level and form of compensation for the Chief Executive Officer in 1997.

     Mr. Schmidt's base salary as CEO of Aquarion is positioned below the median among chief executives within the utility comparison group. The Committee recommended a 1997 annual incentive award of $100,000, based on performance factors described above. When incentive compensation is considered, this positions his total cash above the median of the comparison group. Mr. Schmidt also received a stock option grant in 1997 of 40,000 options. The grant is exercisable at a price equal to the market price of the stock on the date of grant.

                             Compensation Committee

                         G. Jackson Ratcliffe, Chairman
                             George W. Edwards, Jr.
                             Donald M. Halsted, Jr.
                                John A. Urquhart

SHAREHOLDER RETURN PRESENTATION

     The following performance graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the S&P 500 Index and the Edward Jones Water Utility Industry Return Comparison, which includes the Company, for the five years commencing 1993 and ended 1997. The Edward Jones Utility Industry peer group provides a broad array of companies that are similar to Aquarion's market capitalization.

           FIVE YEAR CUMULATIVE TOTAL RETURN - S&P 500, EDWARD JONES
                     WATER UTILITY INDUSTRY, AND AQUARION


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL]


                  Edward D. Jones    Aquarion     S&P 500
                  ---------------    --------     -------
        12/92          100             100         100
        12/93          114.4           121.2       110.1
        12/94          104.1           109.1       111.5
        12/95          125.8           124.2       153.4
        12/96          158.1           144.8       188.6
        12/97          213.9           190.6       251.5


     The Peer Group consists of American Water Works Company, Inc., Aquarion Company, California Water Service Company, Connecticut Water Service, Inc., Consumers Water Company, Dominguez Services Corp., E'Town Corp., IWC Resources Corporation, Middlesex Water Company, Philadelphia Suburban Corporation, SJW Corp., Southern California Water Company, Southwest Water Company and
United Water Resources.

                                 PROPOSAL NO. 2

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected Price Waterhouse, 300 Atlantic Street, Stamford, Connecticut 06904, as its independent public accountants for 1998. In accordance with a resolution of the Board of Directors, this selection is being presented to shareholders for ratification at the Annual Meeting.

          The firm of Price Waterhouse has audited the financial statements of the Company annually since 1931. The Company has been advised that representatives of Price Waterhouse will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     If the appointment of Price Waterhouse is not approved by the shareholders, or Price Waterhouse ceases to act as the Company's independent accountants, or the Board of Directors removes Price Waterhouse as the Company's independent accountants, the Board will appoint other independent accountants. The engagement of new accountants for periods following the 1999 Annual Meeting will be subject to ratification by the shareholders at the 1999 meeting.

     The Board of Directors recommends a Vote "FOR" ratification of the selection of Price Waterhouse as the Company's independent public accountants.

     ANNUAL REPORT

     Beginning on April 2, 1998, the Company is mailing to its shareholders of record copies of its Annual Report for the year ended December 31, 1997. Such Report is not a part of the proxy materials.

     THE COMPANY WILL FURNISH TO ANY BENEFICIAL OWNER OF ITS COMMON STOCK UPON WRITTEN REQUEST, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE ADDRESSED TO CORPORATE COMMUNICATIONS, AQUARION COMPANY, 835 MAIN STREET, BRIDGEPORT, CONNECTICUT 06604.


                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any proposal that a shareholder intends to present at the 1999 Annual Meeting must be received at the Company's principal executive offices by November 18, 1998, to be included in the proxy statement and form of proxy relating to the meeting.



                                 OTHER MATTERS


OTHER BUSINESS

     Management knows of no other matters to be presented to the 1998 Annual Meeting of Shareholders. If any additional matters should be properly presented, it is the intention of the persons named in the proxy to vote with respect to such matters in accordance with their best judgment.

                              By Order of the Board of Directors


                              Larry L. Bingaman
                              Secretary

                      DIRECTIONS TO THE WILLIAM S. WARNER
                             WATER TREATMENT PLANT


            TAKE MERRITT PARKWAY (ROUTE 15) TO EITHER EXIT 44 OR 45

                 FOLLOW ROUTE 58 NORTH (HEADING TOWARD EASTON)

              DRIVE APPROXIMATELY 1.5 MILES TO HEMLOCKS RESERVOIR,
                             WHICH IS ON THE RIGHT

          ENTRANCE TO FACILITY IS ON THE LEFT, OPPOSITE THE RESERVOIR.



                                     [MAP]



                                AQUARION COMPANY
                                835 MAIN STREET
                         BRIDGEPORT, CONNECTICUT  06604
                   (203) 335-2333  .  http://www.aquarion.com


                  [RECYCLED LOGO] Printed on recycled paper.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        George W. Edwards, Jr., Donald M. Halsted, Jr. and Janet D. Greenwood, or any of them, with power of substitution, are hereby appointed proxies of the undersigned to vote all common stock of Aquarion Company owned by the undersigned at the Annual Meeting of Shareholders to be held at the William S. Warner Water Treatment Plant, 4975 Black Rock Turnpike, Fairfield, Connecticut, on April 29, 1998, or any adjournment thereof, upon such business as may properly come before the meeting, including the following items, as set forth in the Notice of Meeting and Proxy Statement.

1.  Election of Class 1 Directors       2.  Ratification of selection of
                                            independent public accountants

        The share represented hereby will be voted in accordance with the directions given by the shareholder. If not otherwise directed, the shares represented by this proxy will be voted for Proposals 1 and 2.

                 (Continued and to be signed, on reverse side)

                             FOLD AND DETACH HERE

                                                                                                      Please mark
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2:                                       your votes as
                                                                                                      indicated in
                                                                                                      this example      [X]


1. Election of Class I Directors                               NOMINEES:  Geoffrey Etherington, Edgar G. Hotard and Jack E. McGregor

                                                               (To withhold authority to vote for any individual nominee, write that nominee's name on space provided below.)
      FOR            WITHHOLD
     [   ]           [     ]                                   ---------------------------------------------------------------------

2. Ratification of selection of Price Waterhouse as independent public accountants.

      FOR        AGAINST     ABSTAIN
     [   ]       [    ]      [    ]                                                     I PLAN TO ATTEND
                                                                                        THE MEETING      [  ]

                                                        ]     DATED:---------------------------------------------------------, 1998

                                                              ---------------------------------------------------------------------
                                                                                Signature of shareholder

                                                              ---------------------------------------------------------------------
                                                                                Signature (if held jointly)

                                                              IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH
                                                              OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.  PLEASE
                                                              MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE,
                                                              WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A. WHEN SIGNING
                                                              AS ATTORNEY, EXECUTOR, TRUSTEE OR GUARDIAN OR IN OTHER
                                                              REPRESENTATIVE CAPACITIES, PLEASE GIVE FULL TITLE AS SUCH.

                             FOLD AND DETACH HERE





                               AQUARION COMPANY

                        ANNUAL MEETING OF SHAREHOLDERS
                           WEDNESDAY, APRIL 29, 1998
                                   9:30 A.M.

                    William S. Warner Water Treatment Plant
                           4975 Black Rock Turnpike
                         Fairfield, Connecticut 06430

IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS,
PLEAE CHECK THE ABOVE BOX.